UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2019

SANGAMO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30171	68-0359556
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Canal Blvd., Richmond, California 94804

(Address of principal executive offices) (Zip Code)

(510) 970-6000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

In this Current Report on Form 8-K, “Sangamo,” “the Company,” “we,” “us,” and “our” refer to Sangamo Therapeutics, Inc. and its consolidated subsidiaries.

Item 8.01	Other Events.

On April 4, 2019, we entered into an underwriting agreement (the “Underwriting Agreement”) with Cowen and Company, LLC, Wells Fargo Securities, LLC and Barclays Capital Inc., as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to the issuance and sale of 11,000,000 shares of our common stock. The price to the public in this offering is $11.50 per share, and the Underwriters have agreed to purchase the shares from us pursuant to the Underwriting Agreement at a price of $10.81 per share. All of the shares being sold in this offering are being sold by Sangamo. The net proceeds to Sangamo from this offering are expected to be approximately $118.4 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us. The offering is expected to close on or about April 8, 2019, subject to customary closing conditions. In addition, under the terms of the Underwriting Agreement, we have granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 1,650,000 shares of our common stock. Sangamo anticipates using the net proceeds from the offering for working capital and other general corporate purposes, including support for its own and its partnered gene therapy, genome editing, cell therapy and gene regulation product candidates and research programs, its manufacturing facilities and other business development activities.

The Underwriting Agreement contains customary representations, warranties and agreements by us, customary conditions to closing, indemnification obligations of Sangamo and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by such parties.

The offering is being made pursuant to Sangamo’s effective registration statement on Form S-3 (Registration Statement No. 333-224418) previously filed with the Securities and Exchange Commission and a prospectus supplement.

The foregoing is only a brief description of the terms of the Underwriting Agreement, does not purport to be a complete statement of the rights and obligations of the parties under the Underwriting Agreement and the transactions contemplated thereby, and is qualified in its entirety by reference to the Underwriting Agreement that is filed as Exhibit 1.1 hereto. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the shares in the offering is attached as Exhibit 5.1 hereto.

Forward-Looking Statements

This report contains forward-looking statements, including, without limitation, statements relating to Sangamo’s expectations regarding the closing of the public offering and the anticipated use of net proceeds from the offering. These forward-looking statements are based upon Sangamo’s current expectations. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation, risks and uncertainties related to the satisfaction of customary closing conditions related to the public offering or factors that could result in changes to Sangamo’s anticipated use of proceeds. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Sangamo undertakes no duty to update such information except as required under applicable law.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

1.1	Underwriting Agreement, dated April 4, 2019, by and between Sangamo Therapeutics, Inc. and Cowen and Company, LLC, Wells Fargo Securities, LLC and Barclays Capital Inc., as representatives of the several underwriters named therein.

5.1	Opinion of Cooley LLP.

23.1	Consent of Cooley LLP (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANGAMO THERAPEUTICS, INC.

By:	/s/ Kathy Y. Yi
Name:	Kathy Y. Yi
Title:	Executive Vice President and Chief Financial Officer

Dated: April 4, 2019